As filed with the Securities and Exchange Commission on November 9, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Loyalty Ventures Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1353472

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Alliance Data Systems Corporation
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
(Address of Principal Executive Offices)

Loyalty Ventures Inc. 2021 Omnibus Incentive Plan
Loyalty Ventures Inc. Employee Stock Purchase Plan
(Full title of the plans)

Charles L. Horn
c/o Alliance Data Systems Corporation
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
(214) 494-3000
(Telephone number, Including Area Code, of Agent For Service)

Copies to:

Adam Kaminsky
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share (“Common Stock”), which consist of Common Stock reserved for future issuance pursuant to the following Plans:

• Loyalty Ventures Inc. 2021 Omnibus Incentive Plan	1,225,000	$45.19	$55,357,750	$5,131.67
• Loyalty Ventures Inc. Employee Stock Purchase Plan	1,000,000	$45.19	$45,190,000	$4,189.12

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 1,225,000 shares of Common Stock of Loyalty Ventures Inc. (the “Company” or the “Registrant”) that are authorized for issuance pursuant to the plans set forth in this table (collectively, the “Plans”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes any additional shares of Common Stock that may become issuable under the Plans by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on November 8, 2021.

(3)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	The Registration Statement on Form 10, filed by the Registrant with the Commission on September 24, 2021 (File No. 001-40776), as subsequently amended (the “Form 10 Registration Statement”);

(b)	The description of the Registrant’s Common Stock, which is contained in the Information Statement filed as Exhibit 99.1 to the Form 10 Registration Statement, including any amendments or supplements thereto; and

(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10 Registration Statement.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of our corporation shall be liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of our corporation, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and held harmless to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Additionally, we have entered into indemnification agreements with each of our current directors and executive officers.  These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted by Delaware law. These agreements provide that we indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or officer, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy that we may choose to maintain.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40776), filed with the commission on November 8, 2021)
4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40776), filed with the commission on November 8, 2021)
5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith)
23.1	Consent of Deloitte & Touche LLP (filed herewith)
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages hereto)
99.1	Loyalty Ventures Inc. 2021 Omnibus Incentive Plan (filed herewith).
99.2	Loyalty Ventures Inc. Employee Stock Purchase Plan (filed herewith).

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)       To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 9th day of November, 2021.

LOYALTY VENTURES, INC.

By:	/s/ John J. Chesnut
	Name:	John J. Chesnut
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Loyalty Ventures Inc., hereby severally constitute and appoint John J. Chesnut and Cynthia L. Hageman, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Charles L. Horn		November 9, 2021
Charles L. Horn	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ John J. Chesnut		November 9, 2021
John J. Chesnut	Chief Financial Officer (Principal Financial Officer)

/s/ Laura Santillan		November 9, 2021
Laura Santillan	Chief Accounting Officer (Principal Accounting Officer)

/s/ Graham W. Atkinson		November 9, 2021
Graham W. Atkinson	Director

/s/ Roger H. Ballou		November 9, 2021
Roger H. Ballou	Director

/s/ Richard A. Genovese		November 9, 2021
Richard A. Genovese	Director

/s/ Barbara L. Rayner		November 9, 2021
Barbara L. Rayner	Director